Exhibit 10.35
COMMERCIAL VEHICLE GROUP, INC.
‘First Amendment to Change in Control & Non-Competition Agreement’
Mervin Dunn
Dated: November 5, 2008
     WHEREAS, on April 5, 2006, Commercial Vehicle Group, Inc. (the “Company”), and Mervin Dunn (the “Executive”) entered into a Change in Control & Non-Competition Agreement (the “Agreement”); and
     WHEREAS, the Company and the Executive now wish to further amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder in accordance with the provisions of Section 16 of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.
     FIRST: The last sentence of Section 3(b) of the Agreement is hereby amended by adding the following language at the end of such last sentence:
“, but, in no event, following the expiration date of the term of such stock options.”
     SECOND: The first sentence of Section 9(d) of the Agreement is hereby amended to read as follows (new language appears in italics):
“In the event of an Employment Separation as a result of termination by the Company without Cause, the Company will pay you the earned but unpaid portion of your Basic Salary through the termination date and will continue to pay you your Basic Salary in accordance with the Company’s payroll practices in effect at the time of the Employment Separation for an additional twenty-four (24) months (the “Severance Period”);. . .”
     THIRD: Section 9(e)(v) of the Agreement is hereby amended to add a new last sentence thereto to read as follows:
“Notwithstanding the foregoing, an event shall not be treated as a “Change in Control” hereunder unless such event also constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations and other official guidance promulgated thereunder (collectively, “Code Section 409A”).”

     FOURTH: A new last sentence shall be added to Section 9(e)(vi) of the Agreement, which shall read as follows:
“The Company shall pay the Executive the Gross-Up Payment, to the extent it becomes payable hereunder, no later than the last day of the calendar year following the year in which the Excise Tax, if any, is remitted to the Internal Revenue Service.”
     FIFTH: The Agreement is hereby amended by adding a new Section 18 of the Agreement to read in full as follows:
“18. Code Section 409A Compliance.
     “(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
     (b) An “Employment Separation” shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following an Employment Separation unless such Employment Separation is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to an Employment Separation or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (c) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
     (d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     (e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.”
     SIXTH: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.
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     IN WITNESS WHEREOF, the parties hereto have executed this first amendment to the Agreement as of the date first written above.
COMMERCIAL VEHICLE GROUP, INC.

By:	/s/ Chad M. Utrup

Name:	Chad M. Utrup
Title:	CFO
EXECUTIVE

/s/ Mervin Dunn

Mervin Dunn

Address:

4737 Yantis Drive
New Albany, OH 43054

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